Exhibit 97.1
Brighthouse Financial, Inc.
Accounting Restatement Compensation Recovery Policy
As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Brighthouse Financial, Inc. (the “Company”) has adopted this Accounting Restatement Compensation Recovery Policy (this “Policy”). This Policy is designed to comply with, and shall be interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608 (the “Listing Standards”).
1.Definitions. The following definitions apply for purposes of this Policy:
a.“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, an authorized committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
c.“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by the applicable Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by such Executive Officer had it been determined based on the restated amounts, computed without regard to any taxes paid.
By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.
For Incentive-Based Compensation based on stock price or total shareholder return, (a) the amount of Erroneously Awarded Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and (b) the Company shall maintain documentation of the determination of that estimate and provide such documentation to Nasdaq as required.
d.“Executive Officer” means the Company’s current and former executive officers, as determined by the Committee in accordance with the definition of executive officer set forth in Rule 10D-1 promulgated under the Exchange Act and the Listing Standards, and shall include the Company’s current and former president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. An executive officer of a Company subsidiary is deemed an Executive Officer if such person performs significant policy-making functions for the Company. In addition, as used above, the term “policy-making function” is not intended to include policy-making functions that are not significant.
e.“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, including, without limitation, stock price and total shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission (“SEC”).
f.“Incentive-Based Compensation” is any compensation that is granted, earned, or vested under any plan, program or arrangement established or maintained by the Company or any of its affiliates that is based wholly or in part upon the attainment of a Financial Reporting Measure.
g.Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
2.Covered Executive Officers; Incentive-Based Compensation. This Policy applies to all Incentive-Based Compensation Received by a person:
a.After such person began service as an Executive Officer;
b.If such person served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
c.While the Company has a class of securities listed on a national securities exchange or a national securities association; and
d.During the Applicable Period.
3.Compensation Recovery Policy.
a.In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation Received by any Executive Officer during the Applicable Period.
b.The Committee shall determine, in its sole discretion, the timing and method for reasonably promptly recovering Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) canceling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) canceling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Committee may affect recovery under this Policy from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer. Without limiting the generality of the foregoing, and subject to applicable law, the Committee may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Executive Officer prior to, on or after the Effective Date.
c.The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy, unless the Committee has made a determination that recovery would be impracticable solely because the conditions of subparagraph (i), (ii) or (iii) of this Section 3(c) are met.
i.The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
4.General Provisions
a.Administrative Authority. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of the Policy. Any determination, interpretation or other action by the Committee pursuant to this Policy shall be final, binding and conclusive on all affected individuals and need not be uniform with respect to each individual covered by the Policy. The Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. Subject to any limitation at applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
b.No Indemnification of Executive Officers. The Company will not indemnify any Executive Officer against the loss of Erroneously Awarded Compensation, including, without limitation, any repayment or reimbursement for the cost of third-party insurance purchased by an Executive Officer to fund potential compensation recovery under this Policy, notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any such Executive Officer that may be interpreted to the contrary.
c.Administrator Indemnification. Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

d.Effective Date; Retroactive Application. This Policy shall be effective as of the effective date of the Listing Standards (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is Received by an Executive Officer on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to such Executive Officer prior to the Effective Date.
e.Other Recovery Rights; Company Claims. The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or pursuant to the terms of any similar policy or provision in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company, including termination of employment or institution of civil or criminal proceedings. Nothing herein shall limit the authority of the Board or Committee to impose additional requirements or conditions that may give rise to the Company’s right to recoup, recover, cancel or effect the forfeiture of any compensation. For the avoidance of doubt, and not in limitation of the foregoing, each Executive Officer is additionally subject to the Company’s All-Employee Compensation Recovery Policy (the “All-Employee Policy”), provided that, in the event of a conflict between any term of this Policy and the All-Employee Policy, this Policy shall control.
Nothing contained in this Policy, and no recoupment, recovery, cancellation or forfeiture as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.
f.Governing Law; Venue. This Policy will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Except as otherwise provided in the Company’s Certificate of Incorporation or By-Laws, any action to enforce this Policy or any action otherwise regarding this Policy must be brought in a court in the State of New York to which jurisdiction the Company and each party consent.
g.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
h.Reporting and Disclosure. The Company will file all disclosures with respect to the Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable SEC filings.

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